Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Record Results for Second Quarter 2011

Houston, Texas (Tuesday, August 9, 2011) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2011.

Second Quarter 2011 Highlights

•
Enterprise reported record gross operating margin of $923 million, record adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $916 million and record net income of $449 million for the second quarter of 2011.  This compares to gross operating margin of $809 million, Adjusted EBITDA of $813 million and net income of $354 million for the second quarter of 2010.

	2nd Quarter
	2011	2010
$ in millions, except per unit amounts
Gross operating margin	$923	$809
Operating income	$644	$540
Net income	$449	$354
Fully diluted earnings per unit	$0.51	$0.26
Adjusted EBITDA	$916	$813
Distributable cash flow	$778	$532

•
Enterprise increased its cash distribution rate with respect to the second quarter of 2011 to $0.605 per unit, or $2.42 per unit on an annualized basis, which represents a 5.2 percent increase from the distribution rate paid with respect to the second quarter of 2010.  This is the 28th consecutive quarterly increase and the 37th increase since the partnership’s initial public offering in 1998.  The distribution with respect to the second quarter of 2011 will be paid on August 10, 2011 to unitholders of record as of the close of business on July 29, 2011;

•
Enterprise reported record distributable cash flow of $778 million for the second quarter of 2011, which provided 1.6 times coverage of the $0.605 per unit cash distribution that will be paid to common units.  Enterprise retained approximately $284 million of distributable cash flow for the second quarter of 2011.  Distributable cash flow for the second quarter of 2011 included $166 million of net proceeds from the sale of 4.45 million common units of Energy Transfer Equity, L.P. (NYSE: ETE) in May 2011.  Excluding proceeds from sales of assets, distributable cash flow for the second quarter of 2011 was a record $611 million;

•
Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the second quarter of 2011 were 3.9 million barrels per day (“BPD”), which were 3 percent less than volumes in the second quarter of 2010.  Total natural gas pipeline volumes increased 2 percent to a record 12.9 trillion British thermal units per day (“TBtud”) for the second quarter of 2011.  NGL fractionation volumes for the second quarter of 2011 increased 18 percent to 545 thousand barrels per day (“MBPD”).  Equity NGL production for the second quarter of 2011 decreased 4 percent to 120 MBPD.  Fee-based natural gas processing volumes for the second quarter of 2011 increased 24 percent to 3.7 billion cubic feet per day (Bcfd);

•	Enterprise made capital investments of $1.0 billion during the second quarter of 2011, including $84 million of sustaining capital expenditures; and

•
Enterprise had consolidated liquidity (unrestricted cash and available capacity under credit facilities for both Enterprise and Duncan Energy Partners L.P. (“DEP”)) at June 30, 2011 of approximately $2.2 billion.

“Enterprise reported record financial results for the second quarter 2011,” stated Michael A. Creel, president and CEO of Enterprise.  “Our 50,000-mile system of natural gas, NGL, refined products, petrochemical and crude oil pipelines continues to operate at record or near record volumes.  This performance was driven by natural gas, NGL and crude oil production growth in the shale regions as well as demand for NGLs by the U.S. petrochemical industry and international markets.  All of our segments reported strong performance with the exception of our offshore segment, which is still being impacted by lower drilling activity in the Gulf of Mexico due to federal permitting issues.”

“Enterprise has more than $5 billion of infrastructure projects currently under construction to link production growth from the shale areas to end use markets and the nation’s interstate natural gas pipeline grid.  Our largest single project is the Haynesville Extension of our Acadian Gas system.  This $1.5 billion project is currently under budget and on schedule to begin operations in September 2011.  We have almost $3 billion of natural gas, NGL and crude oil infrastructure projects under construction in the Eagle Ford shale with most of these projects scheduled to begin service in 2012.  Our commercial teams are continuing their efforts to develop NGL pipeline projects to transport expected NGL production growth from the Rocky Mountains, West Texas, Oklahoma and the Marcellus shale region to the Texas Gulf Coast and we are continuing our work to develop a pipeline to transport crude oil from Cushing, Oklahoma to the Texas Gulf Coast,” stated Creel.

Review of Second Quarter 2011 Results

Net income for the second quarter of 2011 was a record $449 million, or $0.51 per unit on a fully diluted basis, versus $354 million, or $0.26 per unit on a fully diluted basis, for the second quarter of 2010.

On July 15, 2011, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the second quarter of 2011 to $0.605 per unit, representing a 5.2 percent increase over the $0.575 per unit rate that was paid with respect to the second quarter of 2010.  Enterprise generated record distributable cash flow of $778 million during the second quarter of 2011 compared to $532 million for the second quarter of 2010.  Distributable cash flow for the second quarter of 2011 included $166 million of net proceeds from the sale of common units of Energy Transfer Equity, L.P.

Enterprise’s distributable cash flow for the second quarter of 2011 provided 1.6 times coverage of the cash distributions that will be paid on August 10, 2011 to unitholders of record on July 29, 2011.  Excluding proceeds from the sale of assets, distributable cash flow for the second quarter of 2011 was still a record and provided 1.2 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained approximately $284 million, or 37 percent, of distributable cash flow in the second quarter of 2011, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For the first six months of 2011, Enterprise has generated approximately $1.5 billion of distributable cash flow while retaining $491 million for reinvestment.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

Certain of Enterprise’s revenues and operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the second quarter of 2011 increased to $11.2 billion from $7.5 billion in the same quarter of 2010 primarily attributable to higher commodity prices and volumes.  Operating income was a record $644 million for the second quarter of 2011 versus $540 million for the same quarter of 2010.  Adjusted EBITDA for the second quarter of 2011 was a record $916 million compared to $813 million for the second quarter of 2010.

Review of Segment Performance for the Second Quarter of 2011

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $498 million for the second quarter of 2011, a 13 percent increase compared to $441 million for the same quarter of 2010.

Enterprise’s natural gas processing and related NGL marketing business recorded gross operating margin of $303 million for the second quarter of 2011 compared to $268 million for the second quarter of 2010.  This $35 million increase was largely due to an increase in NGL sales margins and fee-based natural gas processing revenues.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 120 MBPD for the second quarter of 2011 compared to 125 MBPD for the second quarter of 2010.  Most of the decrease in equity NGL production was attributable to the Pioneer processing plant, which was down for 14 days during June 2011 for modifications to improve ethane recoveries.  Enterprise reported a 24 percent increase in fee-based processing volumes to 3.7 Bcfd for the second quarter of 2011 compared to 3.0 Bcfd for the second quarter of 2010 due to volume growth in the Rocky Mountains and Texas.

Gross operating margin from the partnership’s NGL pipeline and storage business was $143 million in the second quarter of 2011 compared to $139 million in the second quarter of 2010.  The Mid-America and Seminole pipeline systems reported a $10 million increase in gross operating margin primarily due to an increase in volumes earning higher long-haul tariffs and lower operating expenses.  This was partially offset by a $7 million decrease in gross operating margin on the Dixie pipeline due to lower volumes and higher operating expense associated with the hydrostatic testing of certain segments of the pipeline in the second quarter of 2011.  This business reported total NGL pipeline volumes of 2.3 million BPD in the second quarter of 2011, a 59 MBPD, or 3 percent, increase over the second quarter of last year.

Enterprise’s NGL fractionation business reported record gross operating margin of $52 million for the second quarter of 2011 compared to $34 million reported for the same quarter of 2010.  The Mont Belvieu fractionators accounted for $11 million of this increase in gross operating margin, largely due to volumes and revenues associated with the new 75 MBPD fractionator, which began commercial operations late in the fourth quarter of 2010.  Enterprise’s Norco, Hobbs and South Texas fractionators also reported increases in gross operating margin.  Fractionation volumes for the second quarter of 2011 were 545 MBPD compared to 463 MBPD in the second quarter of 2010.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported a 51 percent increase in gross operating margin to $161 million for the second quarter of 2011 from $107 million earned in the second quarter of 2010.  Approximately $33 million of this increase in gross operating margin was attributable to the Texas Intrastate, San Juan and Haynesville Shale gathering pipeline systems.  Natural gas marketing reported a $27 million increase in gross operating margin of which $18 million was associated with changes in the market value of certain derivative contracts.  Total onshore natural gas pipeline volumes increased 0.5 TBtud, or 4 percent, to 11.9 TBtud for the second quarter of 2011.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s onshore crude oil pipelines and services business increased to $68 million for the second quarter of 2011 from $26 million for the second quarter of 2010.  With the exception of the Seaway pipeline, all of Enterprise’s major onshore crude oil pipelines, storage assets and marketing activities reported an increase in gross operating margin on higher volumes and sales margins.  The Seaway pipeline reported a $5 million decrease in gross operating margin and a 97 MBPD decrease in volume net to our ownership interest due to lack of demand to transport crude oil from the Gulf Coast to Cushing, Oklahoma.  Total onshore crude oil pipeline volumes were 642 MBPD for the second quarter of 2011 compared to 678 MBPD for the second quarter of 2010.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $54 million in the second quarter of 2011 compared to $83 million in the same quarter of 2010.  Gross operating margin for the second quarter of 2010 included a $10 million benefit related to insurance proceeds.  This segment continues to be impacted by lower exploration and development activity in the Gulf of Mexico due to federal regulatory issues.

The Independence Hub platform and Trail pipeline reported an $8 million decrease in aggregate gross operating margin to $36 million for the second quarter of 2011 from $44 million for the second quarter of 2010.  Natural gas volumes on the Independence system were 477 billion British thermal units per day (“BBtud”) for the second quarter of 2011 compared to 635 BBtud reported for the second quarter of 2010.  Gross operating margin from Enterprise’s other offshore natural gas pipelines declined by approximately $3 million.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 1.0 TBtud for the second quarter of 2011 compared to 1.3 TBtud for the second quarter of 2010.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $19 million for the second quarter of 2011 compared to $26 million for the second quarter of 2010.  Total offshore crude oil pipeline volumes were 279 MBPD in the second quarter of 2011 versus 322 MBPD in the same quarter of 2010.

We expect to receive additional volumes into our offshore natural gas and crude oil pipelines in the fourth quarter of this year associated with the initial production from a new well and the restart of other wells that were down for recompletion or facility maintenance.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $140 million in the second quarter of 2011 compared to $158 million in the second quarter of 2010.

The partnership’s propylene business reported gross operating margin of $31 million for the second quarter of 2011 compared to the record $68 million earned in the second quarter of 2010 primarily due to lower volumes and sales margins.  Propylene fractionation volumes were 68 MBPD in the second quarter of 2011 compared to 79 MBPD for the same quarter of 2010.  Related propylene pipeline volumes were 102 MBPD during the second quarter of 2011 compared to 122 MBPD in the second quarter of 2010.

Enterprise’s butane isomerization business reported gross operating margin of $35 million in the second quarter of 2011 versus $26 million in the second quarter of 2010 due to higher revenues from the sales of by-products and an increase in isomerization volumes.  Butane isomerization volumes during the second quarter of 2011 were 103 MBPD compared to 99 MBPD in the second quarter of 2010.

Gross operating margin for Enterprise’s octane enhancement business increased to $37 million in the second quarter of 2011 from $11 million in the second quarter of 2010 largely due to higher margins, a 6 MBPD increase in volume to 19 MBPD in the second quarter of 2011 and contributions from the partnership’s high purity isobutylene plant that was acquired in November 2010.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $22 million for the second quarter of 2011 compared to $31 million in the second quarter of 2010.  This $9 million decrease in gross operating margin was largely due to higher maintenance and pipeline integrity expenses and lower transportation volumes originating on the Gulf Coast for delivery to Midwest and Northeast markets.  Pipeline volumes for the refined products pipeline and related services business were 635 MBPD for the second quarter of 2011 compared to 713 MPBD for the second quarter of 2010.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $15 million for the second quarter of 2011 compared to $22 million for the second quarter of 2010.  The second quarter of 2010 included a non-recurring benefit of $6 million.

Other Investments – Gross operating margin for the Other Investments segment was income of $3 million for the second quarter of 2011 compared to a loss of $6 million for the second quarter of 2010.  This business segment consists of our noncontrolling ownership interest in Energy Transfer Equity, L.P., which is accounted for using the equity method.

Review of Other Items for the Second Quarter 2011

General and administrative costs for the second quarter of 2011 were $50 million compared to $41 million in the second quarter of 2010 primarily due to higher employee and merger-related expenses.

Interest expense for the second quarter of 2011 was $188 million compared to $179 million for the second quarter of 2010.  The average debt principal balances for the second quarters of 2011 and 2010 were $14.2 billion and $13.0 billion, respectively.  The increase in the average debt balance between the two periods was primarily due to debt incurred to partially fund Enterprise’s capital investments and for working capital needs.

Capitalization

Total debt principal outstanding at June 30, 2011 was approximately $14.3 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  Enterprise’s consolidated debt at June 30, 2011 also included $1.1 billion of debt of DEP for which Enterprise does not have the payment obligation.  At June 30, 2011, Enterprise had consolidated liquidity of approximately $2.2 billion, which included availability under Enterprise’s and DEP’s revolving credit facilities and unrestricted cash.

Total capital spending in the second quarter of 2011, net of contributions in aid of construction costs, was approximately $1.0 billion, which includes $84 million of sustaining capital expenditures.

Conference Call to Discuss Second Quarter 2011 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2011 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CDT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Basis of Presentation

Results presented for 2010 reflect the recent merger of Enterprise GP Holdings L.P. (“Holdings”) with a wholly-owned subsidiary of Enterprise, which was completed on November 22, 2010 (the “Holdings Merger”).  Holdings is the surviving consolidated entity for accounting purposes, and as a result, Enterprise’s consolidated financial and operating results prior to the Holdings Merger have been presented as if Enterprise were Holdings from an accounting perspective.  Enterprise is the surviving consolidated entity for legal and reporting purposes.  The primary differences between Holdings’ and Enterprise’s consolidated results of operations were (i) general and administrative costs incurred by Holdings and our former general partner; (ii) equity in income of Holdings’ noncontrolling ownership interests in Energy Transfer Equity, L.P.; and (iii) interest expense associated with Holdings’ debt. For periods prior to November 22, 2010, the consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings is reflected as a component of net income attributable to noncontrolling interest. Furthermore, Enterprise’s earnings per unit amounts for periods prior to November 22, 2010 are based on net income attributable to the former owners of Holdings divided by the applicable weighted-average number of Holdings’ units outstanding for the period adjusted for the merger exchange ratio of 1.5 Enterprise common units for each Holdings unit.  Following the Holdings Merger, earnings per unit is determined by dividing net income attributable to Enterprise by the applicable weighted-average number of Enterprise limited partner units outstanding for the period.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate or related transactions (if any); (8) the addition of losses or subtraction of gains on the monetization of derivative instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of DEP, less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately 50,200 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
                           Rick Rainey, Director, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010		2011	2010
Revenues	$11,216.5		$7,543.4	$21,400.2		$16,087.9
Costs and expenses:
Operating costs and expenses	10,533.3		6,974.2	20,070.4		14,946.1
General and administrative costs	50.4		40.5	88.3		80.8
Total costs and expenses	10,583.7		7,014.7	20,158.7		15,026.9
Equity in income of unconsolidated affiliates	11.1		11.0	27.3		37.6
Operating income	643.9		539.7	1,268.8		1,098.6
Other income (expense):
Interest expense	(188.3)		(179.2)	(372.1)		(337.1)
Other, net	0.3		0.4	0.8		0.5
Total other expense	(188.0)		(178.8)	(371.3)		(336.6)
Income before provision for income taxes	455.9		360.9	897.5		762.0
Provision for income taxes	(7.4)		(6.5)	(14.5)		(15.2)
Net income	448.5		354.4	883.0		746.8
Net income attributable to noncontrolling interests – Enterprise	--		(284.2)	--		(590.7)
Net income attributable to noncontrolling interests – other	(14.8)		(16.1)	(28.6)		(32.1)
Total net income attributable to noncontrolling interests	(14.8)		(300.3)	(28.6)		(622.8)
Net income attributable to partners	$433.7		$54.1	$854.4		$124.0

Net income allocated to:
Limited partners	$433.7		$54.1	$854.4		$124.0
General partner	$--	$	*	$--	$	*
Per unit data (fully diluted):
Earnings per unit	$0.51		$0.26	$1.00		$0.59
Average limited partner units outstanding (in millions)	851.4		208.8	850.9		208.8
Other financial data:
Net cash flows provided by operating activities	$951.8		$224.0	$1,754.5		$920.4
Cash used in investing activities	$765.8		$1,521.3	$1,492.2		$1,891.8
Cash provided by (used in) financing activities	$(227.3)		$1,658.9	$(218.7)		$1,412.5
Distributable cash flow	$777.5		$532.0	$1,471.2		$1,112.4
Adjusted EBITDA	$916.4		$813.1	$1,806.8		$1,615.6
Depreciation, amortization and accretion	$243.7		$234.9	$484.8		$453.5
Distributions received from unconsolidated affiliates	$42.3		$49.9	$84.8		$101.3
Total debt principal outstanding at end of period	$14,290.0		$13,722.3	$14,290.0		$13,722.3
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$999.5		$393.9	$1,709.8		$738.1
Cash used for business combinations, net of cash received	--		1,218.0	--		1,220.2
Acquisition of intangible assets	--		--	3.6		--
Investments in unconsolidated affiliates	8.0		2.5	11.8		10.2
Total capital spending	$1,007.5		$1,614.4	$1,725.2		$1,968.5

* Amount is negligible.

Enterprise Products Partners L.P.			Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Gross operating margin by segment:
NGL Pipelines & Services	$497.7	$441.0	$1,002.1	$878.3
Onshore Natural Gas Pipelines & Services	161.1	106.9	320.3	237.2
Onshore Crude Oil Pipelines & Services	67.8	25.9	99.6	52.6
Offshore Pipelines & Services	53.4	82.8	114.7	163.9
Petrochemical & Refined Products Services	139.8	158.1	252.2	278.1
Other Investments	2.7	(5.7)	9.0	4.9
Total gross operating margin	922.5	809.0	1,797.9	1,615.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(233.3)	(227.0)	(464.1)	(439.4)
Non-cash asset impairment charges	--	--	--	(1.5)
Operating lease expenses paid by EPCO	(0.1)	(0.1)	(0.3)	(0.3)
Gains (losses) from asset sales and related transactions	5.2	(1.7)	23.6	5.6
General and administrative costs	(50.4)	(40.5)	(88.3)	(80.8)
Operating income	$643.9	$539.7	$1,268.8	$1,098.6

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,253	2,194	2,309	2,217
NGL fractionation volumes (MBPD)	545	463	547	468
Equity NGL production (MBPD)	120	125	119	124
Fee-based natural gas processing (MMcf/d)	3,687	2,985	3,692	2,833
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	11,891	11,418	11,804	11,300
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	642	678	654	675
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,039	1,312	1,097	1,359
Crude oil transportation volumes (MBPD)	279	322	289	338
Platform natural gas processing (MMcf/d)	417	568	431	600
Platform crude oil processing (MBPD)	19	17	17	18
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	103	99	96	86
Propylene fractionation volumes (MBPD)	68	79	71	79
Octane additive production volumes (MBPD)	18	13	15	12
Transportation volumes, primarily refined products and petrochemicals (MBPD)	761	857	752	831
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	3,935	4,051	4,004	4,061
Natural gas transportation volumes (BBtus/d)	12,930	12,730	12,901	12,659
Equivalent transportation volumes (MBPD) (2)	7,338	7,401	7,399	7,392

(1)   Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010 (1)	2011	2010 (1)
Net income attributable to partners	$433.7	$357.2	$854.4	$735.0
Adjustments to GAAP net income attributable to partners to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	243.7	233.8	484.8	451.4
Operating lease expenses paid by EPCO	0.1	0.1	0.3	0.3
Distributions received from unconsolidated affiliates	42.3	28.6	84.8	58.8
Equity in income of unconsolidated affiliates	(11.1)	(16.7)	(27.3)	(32.7)
Sustaining capital expenditures	(83.9)	(72.7)	(136.6)	(105.3)
Cash payments to settle asset retirement obligations	(0.7)	(1.2)	(0.9)	(3.2)
Losses (gains) from asset sales and related transactions	(5.2)	1.8	(23.6)	(5.7)
Proceeds from asset sales and related transactions	166.3	2.4	250.5	24.1
Monetization of derivative instruments	--	1.3	(5.7)	1.3
Amortization of net losses related to monetization of derivative instruments	1.5	1.4	3.0	2.8
Net income attributable to noncontrolling interest – DEP public unitholders	9.4	9.6	17.3	18.3
Distribution to be paid to DEP public unitholders with respect to period	(10.7)	(10.4)	(21.4)	(21.1)
Other miscellaneous adjustments to derive distributable cash flow	(7.9)	(3.2)	(8.4)	(11.6)
Distributable cash flow	777.5	532.0	1,471.2	1,112.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	83.9	72.7	136.6	105.3
Cash payments to settle asset retirement obligations	0.7	1.2	0.9	3.2
Proceeds from asset sales and related transactions	(166.3)	(2.4)	(250.5)	(24.1)
Monetization of derivative instruments	--	(1.3)	5.7	(1.3)
Amortization of net losses related to monetization of derivative instruments	(1.5)	(1.4)	(3.0)	(2.8)
Net income attributable to noncontrolling interests	14.8	16.1	28.6	32.1
Net income attributable to noncontrolling interest – DEP public unitholders	(9.4)	(9.6)	(17.3)	(18.3)
Distribution to be paid to DEP public unitholders with respect to period	10.7	10.4	21.4	21.1
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	--	6.3	(0.5)	9.2
Net effect of changes in operating accounts	241.4	(410.6)	361.4	(336.5)
Operating cash flows for the periods prior to the effective date of the Holdings merger attributable to standalone amounts of Holdings and EPGP	--	10.6	--	20.1
Net cash flows provided by operating activities	$951.8	$224.0	$1,754.5	$920.4

(1) Distributable cash flow for periods prior to the Holdings Merger is calculated based on historical results of Enterprise.

Enterprise Products Partners L.P.			Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$448.5	$354.4	$883.0	$746.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(11.1)	(11.0)	(27.3)	(37.6)
Distributions received from unconsolidated affiliates	42.3	49.9	84.8	101.3
Interest expense (including related amortization)	188.3	179.2	372.1	337.1
Provision for income taxes	7.4	6.5	14.5	15.2
Depreciation, amortization and accretion in costs and expenses	241.0	234.1	479.7	452.8
Adjusted EBITDA	916.4	813.1	1,806.8	1,615.6
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(188.3)	(179.2)	(372.1)	(337.1)
Provision for income taxes	(7.4)	(6.5)	(14.5)	(15.2)
Operating lease expenses paid by EPCO	0.1	0.1	0.3	0.3
Losses (gains) from asset sales and related transactions	(5.2)	1.8	(23.6)	(5.7)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	(5.2)	4.0	(3.8)	(1.6)
Net effect of changes in operating accounts	241.4	(409.3)	361.4	(335.9)
Net cash flows provided by operating activities	$951.8	$224.0	$1,754.5	$920.4